UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held June 7, 2016

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on June 7, 2016, at 1:00 p.m. Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting to be held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2016 and entering your 16 digit control number.

The accompanying notice of the Annual Meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on June 7, 2016.

Sincerely,

Matthew Lambiase
Chief Executive Officer and President
April 20, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	1:00 p.m. Eastern Time

Date:	Tuesday, June 7, 2016

Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2016

Purpose:	This year’s Annual Meeting will be held for the following purposes:

	●	To elect two Class III Directors to serve until our annual meeting of stockholders in 2019 and until his successor is duly elected and qualified;

	●	To consider and vote upon a non-binding advisory resolution on our executive compensation;

	●	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

	●	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Other Important
Information:	●

We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think among other things the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 20, 2016, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

	●	Registered holders of Chimera common stock at the close of business on April 8, 2016 may attend and vote at the Annual Meeting and any adjournments or postponements thereof.

●

Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

●

If you wish to watch the webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will be in attendance at this location. If you wish to view the Annual Meeting via webcast at Venable LLP’s office, please follow the directions for doing so set forth in the “Annual Meeting Admission” section in this proxy statement.

By order of the Board of Directors,

Phillip J. Kardis II
Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held June 7, 2016.
Our Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com.

i

520 MADISON AVE, 32ND FLOOR
NEW YORK, NEW YORK 10022
______________________

2016 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2016 Annual Meeting of Stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2016. The meeting will convene at 1:00 p.m. Eastern Time on June 7, 2016.

Items to be Voted on at the Annual Meeting

(1)	Election of two Class III Directors, John P. Reilly and Matthew Lambiase, to serve until our annual meeting of stockholders in 2019 and until his successor is duly elected and qualified;

(2)	Consider and vote upon a non-binding advisory resolution on our executive compensation; and

(3)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Other than these three items, we know of no other business to be considered at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters in his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;

(2)	“FOR” the approval of the non-binding advisory resolution on executive compensation; and

(3)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Stockholders Entitled to vote at the meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 8, 2016 (the “Record Date”), you are entitled to vote at the meeting. There were 187,729,765 shares of common stock outstanding on the Record Date. You will have one vote on each matter properly brought before the meeting for each share of Chimera common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast, as described in this proxy statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the notice of access card previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your notice of access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than June 6, 2016.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;
●	properly executing and delivering a later-dated proxy card by mail;
●	voting electronically at the Annual Meeting; or
●

sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 520 Madison Avenue, 32nd Floor, New York, NY 10022 so it is received no later than June 6, 2016.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote during the Annual Meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person by attending the Annual Meeting via webcast or by proxy. Since there were 187,729,765 outstanding shares of common stock as of the Record Date, each share entitled to one vote per share, stockholders representing at least 93,864,883 votes need to be present in person or by proxy at the Annual Meeting for a quorum to exist. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Discretionary Voting
Proposal		Vote Required	Allowed?
(1)	Election of directors	Majority of	No
votes cast for or
against such
nominee
(2)	Approval of the advisory vote on our executive compensation	Majority of	No
votes cast
(3)	Ratification of the appointment of Ernst & Young LLP	Majority of	Yes
votes cast

“Majority of votes cast” means a majority of the votes cast at the annual meeting on the proposal.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Discretionary voting occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the New York Stock Exchange rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory vote on our executive compensation (Proposal No. 2), or the ratification of the appointment of Ernst & Young LLP (Proposal No. 3).

Annual Meeting Admission

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of Chimera common stock with evidence of ownership. If you wish to watch the webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will be in attendance at this location. If you wish to view the Annual Meeting via webcast at Venable LLP’s office, please complete the Reservation Request Form found at the end of this proxy statement.

Internet Availability of Proxy Materials

We utilize a “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think among other things the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2015 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this proxy statement. We are bearing all costs associated with the solicitation of proxies in connection with the virtual Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies in connection with the Annual Meeting. We will pay Innisfree a fee of $12,500 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us. In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to authorize their proxy over the Internet or by telephone. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called householding. Under this procedure, registered stockholders who have the same address and last name and who receive either (i) notice of availability or (ii) paper copies through the mail of the proxy materials will receive only one copy of our proxy materials, or a single envelope containing the notices for all shareholders at that address. Shareholders who participate in householding will continue to receive separate proxy cards or notices that will include each shareholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (866) 315-9930, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, without notice other than an announcement at the Annual Meeting.

The Internalization

During 2014 and until August 5, 2015, we were externally managed by Fixed Income Discount Advisory Company (“FIDAC” or the “Manager”), a wholly-owned subsidiary of Annaly Capital Management, Inc., and had no employees. On August 5, 2015, we internalized our management (the “Internalization”), and were no longer externally managed by the Manager. Thus, where indicated, certain portions of this proxy statement address matters relevant following the Internalization, including in particular, the Compensation Discussion and Analysis.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Our website is www.chimerareit.com. We make available on this website under “Investor Relations - SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect two Class III Directors, whose terms will expire at our annual meeting of stockholders in 2019, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

We have three classes of Directors. Our Class III Directors elected at the Annual Meeting will serve until our annual meeting of stockholders in 2019. Our Class II Directors serve until our annual meeting of stockholders in 2018. Our Class I Directors serve until our annual meeting of stockholders in 2017. Set forth below are the names and certain biographical information on each of our directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR JOHN P. REILLY AND MATTHEW LAMBIASE AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2019 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Set forth below are the names and certain biographical information on each of our nominees for our Class III Directors, as well as each of our Class I Directors and Class II Directors.

Name	Class	Age	Independent	Director Since
Paul Donlin	I	54	Yes	November 2007
Mark Abrams	I	67	Yes	November 2007
Gerard Creagh	I	58	Yes	April 2010
Paul A. Keenan	II	49	Yes	November 2007
Dennis M. Mahoney	II	74	Yes	April 2010
John P. Reilly	III	67	Yes	April 2010
Matthew Lambiase	III	50	No	August 2007

Class III Directors

Matthew Lambiase has served as our President and Chief Executive Officer, and one of our directors since August 2007. Prior to becoming Chief Executive Officer and President, Mr. Lambiase was a Managing Director and Head of Business Development for Annaly Capital Management, Inc. Before that, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc. Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors. Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group. During the past five years, Mr. Lambiase had been employed at Annaly and FIDAC. Mr. Lambiase has a Bachelor’s Degree in Economics from the University of Dayton.

The Board believes that Mr. Lambiase’s qualifications include, among other things, his significant industry knowledge and experience and his current position as our Chief Executive Officer and President provides him with knowledge of our long-term strategy and operations.

John P. Reilly was appointed as one of our Class III Directors effective as of April 1, 2010 to fill a newly created directorship on the Board of Directors. Mr. Reilly co-founded and, until June 2014, was President and Chief Executive Officer of Keltic Financial Services, LLC (“Keltic”), a finance company providing asset based loans to medium size companies. Upon the acquisition of Keltic by Ares Management, L.P. (“Ares”), Mr. Reilly became a Partner in the Direct Lending Group of Ares. Prior to founding Keltic Financial Services, LLC, in 1999, Mr. Reilly spent 22 years at Citicorp in various senior executive positions in the Leverage Lending, Capital Markets, Corporate Finance and Private Banking Businesses. Since 2001, Mr. Reilly has served as a director of Scan Source, Inc. None of the corporations or organizations that have employed Mr. Reilly during the past five years is a parent, subsidiary or other affiliate of us. Mr. Reilly has an M.B.A. from Fairleigh Dickinson University, Teaneck, New Jersey, and a Bachelor’s Degree from King’s College, Wilkes-Barre, Pennsylvania.

The Board believes that Mr. Reilly’s qualifications include, among other things, his knowledge of the finance industry and prior experience as a director of another company.

Class I Directors

Paul Donlin was appointed as one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors on November 15, 2007. Mr. Donlin left Citigroup in 2007, after a career that spanned 21 years. For the previous 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income. Earlier in his career at Citigroup, Mr. Donlin managed the Structured Finance and Advisory Unit of Citigroup’s Private Bank. None of the corporations or organizations that have employed Mr. Donlin during the past five years is a parent, subsidiary or other affiliate of us. Mr. Donlin has an M.B.A. from Harvard University and a Bachelor’s Degree from Georgetown University.

The Board believes that Mr. Donlin’s qualifications include, among other things, his significant experience in the residential mortgage-backed securities market from his years of management and oversight of securitization activities and his expertise in financial matters.

Mark Abrams was appointed as one of our Class I Directors on November 15, 2007. Mr. Abrams has served as Chief Investment Officer of the Presidential Life Insurance Company since November 2003 and as Executive Vice President since 2005. He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2003, and before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994. None of the corporations or organizations that have employed Mr. Abrams during the past five years is a parent, subsidiary or other affiliate of us. Mr. Abrams has a Bachelor’s Degree from Hobart College.

The Board believes that Mr. Abrams’s qualifications include, among other things, his experience as a chief investment officer and his prior executive experience with other companies.

Gerard Creagh was appointed as one of our Class I Directors effective as of April 1, 2010 to fill a newly created directorship on the Board of Directors. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. None of the corporations or organizations that have employed Mr. Creagh during the past five years is a parent, subsidiary or other affiliate of us. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s qualifications include, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies.

Class II Directors

Paul A. Keenan was appointed as one of our Class II Directors on November 15, 2007. Mr. Keenan has been a partner in the law firm of Kelley Drye and Warren LLP since 2002 and specializes in real estate finance. None of the corporations or organizations that have employed Mr. Keenan during the past five years is a parent, subsidiary or other affiliate of us. Mr. Keenan has a J.D. from Seton Hall University and a Bachelor’s Degree from Rutgers, the State University of New Jersey.

The Board believes that Mr. Keenan’s qualifications include, among other things, his experience as a law firm partner specializing in real estate finance and his knowledge of the real estate finance industry.

Dennis M. Mahoney was appointed as one of our Class II Directors effective as of April 1, 2010 to fill a newly created directorship on the Board of Directors. Before retiring in 2007, Mr. Mahoney was Senior Vice President of Columbia Bank and was responsible for the development and expansion of alternative investment products. Prior to joining Columbia Bank in 1994, Mr. Mahoney was Executive Vice President and Chief Operating Officer of First Atlantic Savings. Mr. Mahoney joined First Atlantic Savings in 1988 from Carteret Savings Bank where he was Executive Vice President, Treasurer. None of the corporations or organizations that have employed Mr. Mahoney during the past five years is a parent, subsidiary or other affiliate of us. Mr. Mahoney received a Bachelor’s Degree in Economics and Business Administration from Roanoke College.

The Board believes that Mr. Mahoney’s qualifications include, among other things, his significant knowledge of the banking and investment industry and his experience as an executive in the financial services industry.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented appropriate corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors established a risk committee, which is comprised solely of independent Directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity, and funding.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the audit committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans. In 2015, our full Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

Prior to the Internalization, our Board of Directors reviewed with the compensation committee its compensation policies and practices applicable to our Manager that could affect our assessment of risk and risk management. Following such review, our Board of Directors determined that our compensation policies and practices, pursuant to which we pay no cash compensation to our Manager’s employees since they are compensated by our Manager, do not create risks that are reasonably likely to have a material adverse effect on us. Our Board of Directors also considered that, while we may grant our Manager’s employees equity awards, such grants align their interests with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee also determined that our compensation committee would undertake an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our full Board of Directors. For a discussion of the governance of our executive compensation following the Internalization, see “Compensation Discussion and Analysis — Governance of Our Executive Compensation Program.”

Board Leadership Structure

We have separated the roles of principal executive officer and chairman of the board. Our principal executive officer is Matthew Lambiase, who is our Chief Executive Officer, President and a director. Our chairman of the Board of Directors is Paul Donlin, who is an independent director. The Board of Directors believes this allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent. We have adopted independence standards consistent with New York Stock Exchange rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that six of our directors are independent directors under New York Stock Exchange rules. Our independent directors are Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan, Dennis M. Mahoney and John P. Reilly. Matthew Lambiase is not considered independent because he is an employee of the Company.

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. In October 2015, we adopted stock ownership requirements whereby all non-employee directors are required to own, hold and maintain shares of our company’s common stock worth five times the cash portion of their annual cash retainer. This requirement must be met within five years of becoming a director or five years of the adoption of the policy, whichever is later.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

Our Board of Directors believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Anti-Hedging Policy

We have a policy prohibiting all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to all our employees, named executive officers and directors, as well as, prior to our Internalization, to our Manager’s officers, directors and employees when such individuals were acting for or on our behalf.

We have adopted a Code of Business Conduct and Ethics within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer and principal financial and accounting officer or person performing similar functions. This Code of Business Conduct and Ethics is publicly available on our website at www.chimerareit.com. If we make substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter, Risk Committee Charter and Nominating and Corporate Governance Committee Charter are available on our website (www.chimerareit.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2015, there were fourteen meetings of the Board of Directors. Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors. These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Paul Donlin or Mark Abrams. During 2015, our non-management directors had two meetings. In 2015, all directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has the following four standing committees: a compensation committee, an audit committee, a nominating and corporate governance committee and a risk committee. The table below provides current membership and meeting information for 2015 for each of these committees.

Nominating and
Corporate
	Compensation		Governance
Name	Committee	Audit Committee	Committee	Risk Committee
Mark Abrams		X		X*
Gerard Creagh	X	X
Paul Donlin(3)			X*	X
Paul A. Keenan	X*		X
Dennis M. Mahoney		X*		X
John P. Reilly(4)	X		X
Total Meetings in
2015	3	4	2	4

* Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Investors – Corporate Governance.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is composed of three of our independent directors, Messrs. Creagh, Keenan, and Reilly. Mr. Keenan chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for our executive officers;
●	evaluate the performance of our Manager (prior to the Internalization);
●	review the compensation and fees payable to our Manager under our management agreement (prior to the Internalization);
●	oversee the type, design, implementation, administration, interpretation and amendment of our compensation plans, policies and programs;
●	recommend to the Board of Directors the compensation for our independent directors;
●	administer the issuance of any securities under our equity incentive plan to our executives or the employees of our Manager (prior to the Internalization); and
●	produce annual reports on compensation for inclusion in our proxy statement and prepare any report relating to compensation required by the SEC.

For a discussion of the governance of our executive compensation following the Internalization, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is composed of three of our independent directors, Messrs. Abrams, Creagh, and Mahoney. Mr. Mahoney chairs the audit committee as our Board of Directors has determined that Mr. Mahoney is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the board in overseeing:

●	the integrity of our financial statements;
●	our compliance with legal and regulatory requirements;
●	the independent registered public accounting firm’s qualifications and independence;
●	the performance of our system of disclosure controls and procedure, internal audit function and independent registered public accounting firm; and
●	our overall risk profile and risk management policies.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of three of our independent directors, Messrs. Donlin, Keenan and Reilly. Mr. Donlin chairs the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the full Board of Directors nominees for each committee of the board. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the board.

Our Board of Directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility and availability to serve effectively on the Board of Directors. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. Although the nominating and corporate governance committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board of Directors. Additionally, the committee believes that it is critical to have a Board of Directors with diverse backgrounds in various areas as this contributes to our success and is in the best interests of our stockholders. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary.

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of three of our independent directors, Messrs. Abrams, Donlin and Mahoney. Mr. Abrams chairs the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity, and funding.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors and individual directors by mailing those communications to:

Chimera Investment Corporation
Applicable Addressee*
520 Madison Avenue, 32nd Floor
New York, NY 10022
Phone: (866) 315-9930
Email: investor@chimerareit.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors
*	Compensation Committee of the Board of Directors
*	Nominating and Corporate Governance Committee of the Board of Directors
*	Risk Committee of the Board of Directors
*	Non-Management Directors
*	Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age	Title
Matthew Lambiase	50	Chief Executive Officer, President and Director
Robert Colligan	45	Chief Financial Officer
Choudhary Yarlagadda	54	Chief Operating Officer
Mohit Marria	38	Chief Investment Officer
Phillip J. Kardis II	54	Chief Legal Officer and Secretary

Biographical information on Mr. Lambiase is provided above. Certain biographical information for Mr. Colligan, Mr. Yarlagadda, Mr. Marria, Mr. Kardis and Mr. Dyer is set forth below.

Robert Colligan is our Chief Financial Officer. Prior to becoming Chief Financial Officer, Mr. Colligan was a Managing Director at Annaly Capital Management, Inc. Before joining Annaly as a Managing Director in May 2013, Mr. Colligan was the Controller at Starwood Capital Group for the previous five years. Prior to Starwood Capital Group, from 2002 to 2008, Mr. Colligan was a Managing Director at Bear Stearns and, from 1999 to 2002, a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan began his career at PricewaterhouseCoopers where, from 1993 to 1999, he had roles in both audit and national tax. He has a Bachelor’s Degree in Accounting from Villanova University, a Master’s Degree in Taxation from George Washington University and is a Certified Public Accountant.

Choudhary Yarlagadda is our Chief Operating Officer. Prior to becoming Chief Operating Officer, Mr. Yarlagadda was a Managing Director and Head of Structured Products for Annaly Capital Management, Inc. since January 2008. Prior to joining Annaly, Mr. Yarlagadda was a Director in Structured Credit Products at Credit Suisse and also a Vice President in the Fixed Income Mortgage Group at Nomura Securities International, Inc. Mr. Yarlagadda has an MS from the Florida Institute of Technology and BS from the National Institute of Technology.

Mohit Marria is our Chief Investment Officer. Prior to becoming Chief Investment Officer, Mr. Marria was an Executive Vice President of Annaly Capital Management, Inc. While at Annaly, Mr. Marria had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. He has been a member of the investment team since Chimera’s inception. Mr. Marria joined Annaly from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from the Rutgers University.

Phillip J. Kardis II is our Chief Legal Officer and Secretary. Prior to becoming Chief Legal Officer, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage backed securities, including the Company and Annaly Capital Management, Inc. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has a BA from George Washington University, an MA from George Washington University, an MA from George Mason University, and a JD from the Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all of our executive officers and directors as a group, and (iii) all persons that we know beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended. Except as otherwise indicated, the information is as of March 31, 2016 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class
Matthew Lambiase(1)	182,300	*
Robert Colligan(2)	41,601	*
Choudhary Yarlagadda(3)	322,589	*
Mohit Marria(4)	88,251	*
Phillip J. Kardis II	-	*
Mark Abrams	37,726	*
Gerard Creagh	67,021	*
Paul Donlin(5)	287,171	*
Paul A. Keenan	62,651	*
Dennis M. Mahoney	32,380	*
John P. Reilly(6)	42,021	*
All Directors and Officers As a Group (11 persons)	1,163,711	*
Leon G. Cooperman(7)	18,737,751	9.9%
Vanguard Group Inc.(8)	12,707,486	6.7%
BlackRock, Inc.(9)	10,717,356	5.7%

* Less than 1 percent.
(1)	Mr. Lambiase, our Chief Executive Officer, President and one of our directors, is the beneficial owner of (i) 15,300 shares of restricted common stock issued under our 2008 equity incentive plan, which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008, including 14,850 shares of restricted common stock that have vested as of March 31, 2016 and 450 shares of restricted common stock that will vest within 60 days after March 31, 2016 and (ii) 33,600 shares of common stock held by Mr. Lambiase in a 401(k) plan.
(2)	Mr. Colligan, our Chief Financial Officer, is the beneficial owner of 25,800 shares of restricted common stock issued and vested as of March 31, 2016 under our equity incentive plan on February 2, 2015.
(3)	Includes 227,607 shares of common stock held by members of Mr. Yarlagadda’s immediate family.
(4)	Mr. Marria, our Chief Investment Officer, is the beneficial owner of (i) 10,750 shares of restricted common stock issued and vested as of March 31, 2016 under our equity incentive plan on February 2, 2015; (ii) 3,400 shares of restricted common stock issued under our 2008 equity incentive plan, which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008, including 3,300 shares of restricted common stock that have vested as of March 31, 2016 and 100 shares of restricted common stock that will vest within 60 days after March 31, 2016 and (iii) 22,611 shares of common stock held by Mr. Marria in a 401(k) plan.
(5)	Includes 4,000 shares of common stock held by Mr. Donlin in a Family Trust and 135,000 shares of common stock held by Donlin Financial LLC.
(6)	Includes 2,900 shares of common stock held by members of Mr. Reilly’s immediate family.
(7)	The address for the stockholder is 11431 W. Palmetto Park Road, Boca Raton, FL 33428. The shares shown as beneficially owned by Leon G. Cooperman reflect shares owned on his own behalf and on behalf of the following entities: Omega Capital Partners, L.P.; Omega Capital Investors, L.P.; Omega Equity Investors, L.P.; Omega Credit Opportunities Fund, Ltd. L.P.; Omega Overseas Partners, Ltd.; a limited number of institutional clients advised by Omega Advisors, Inc.; Toby Cooperman; The Leon and Toby Cooperman Family Foundation; The Cooperman Family Fund for a Jewish Future; Michael S.

Cooperman; The Michael S. Cooperman WRA Trust; and Asher Silvin Cooperman. Mr. Cooperman reported having sole voting power over 15,264,849 shares, shared voting power over 3,472,902 shares, sole dispositive power over 15,264,849 shares and shared dispositive power over 3,472,902 shares. Based solely on information contained in a Schedule 13G/A filed by Mr. Cooperman on February 4, 2016.
(8)	The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf and on behalf of the following entities: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. reported having sole voting power over 135,670 shares, shared voting power over 3,600 shares, sole dispositive power over 12,579,736 shares and shared dispositive power over 127,750 shares. Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 10, 2016.
(9)	The address for this stockholder is 55 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC. BlackRock, Inc. reported beneficially owning 10,717,356 shares of common stock with sole voting power over 9,978,902 shares, shared voting power over zero shares, sole dispositive power over 10,717,356 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock Inc. on January 21, 2016.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2015 compensation for our named executive officers. In addition, this discussion addresses certain key elements of our compensation program for our named executive officers following the Internalization.

Our named executive officers for 2015 are the following:

Name		Title (as of last day of 2015)
Matthew Lambiase	50	Chief Executive Officer, President and Director
Robert Colligan	45	Chief Financial Officer
Choudhary Yarlagadda	54	Chief Operating Officer
Mohit Marria	38	Chief Investment Officer
Phillip J. Kardis II	54	Chief Legal Officer and Secretary

We have divided this discussion into four parts:

1.	Overview
2.	Compensation Program Following the Internalization
3.	Governance of Our Executive Compensation Program
4.	Other Features and Policies

Overview

2015 Performance

The Company’s 2015 results demonstrated the strength and stability of our investment portfolio, attractive use of capital, and high dividend yield based on book value per share. In addition, the Company:

●	Paid taxable dividends of $379 million in 2015;
●	Repurchased $250 million of Company stock in 2015;
●	Internalized its management; and
●	Streamlined cost structure to find efficiencies resulting in one of the lowest expense ratios in the mortgage REIT sector.

Internalization and New Employment Agreements

We internalized our management on August 5, 2015 (the “Internalization”) and are no longer externally managed by the Manager. As a result, we now employ our named executive officers and directly pay such officers cash and other compensation. In connection with the Internalization, we entered into employment agreements with each of our named executive officers with initial terms running through December 31, 2018. These employment agreements document the key elements of our executive compensation program and reflect our pay-for-performance compensation philosophy. We believe that use of employment agreements is critical to ensuring a stable, appropriately incentivized management team as we transition from an externally to internally managed company. The incentive compensation design reflected in the employment agreements advances another key goal of our compensation program—aligning the interests of our management team with the long-term interests of our stockholders. We will focus the rest of this discussion on the compensation program embodied in these agreements, as these agreements are a central feature to our compensation design as an internally-managed company.

The employment agreements include (i) a transitional compensation design unique to the portion of 2015 after the Internalization, given that the Internalization did not occur until August 2015, and (ii) a go-forward design for our executive compensation program as approved by the compensation committee to take effect in 2016. This design emphasizes variable, performance-driven pay elements, balanced between cash and stock-based awards. As discussed in more detail below, the key measures for our performance going forward for compensation purposes will be our return on average equity (“ROAE”) and total stockholder return (“TSR”). ROAE and TSR are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends.

Establishment of Compensation Policies

In connection with the Internalization, the compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders now that we are internally-managed:

What We Do and How We Do It
✓	Provide a majority of compensation in performance-based compensation	For CEO beginning in 2016, 84% of target total direct compensation is performance-based
✓	Pay for performance based on measurable goals for both annual and long-term awards	Beginning in 2016, use multiple, balanced measures, focused on ROAE and TSR
✓	Balanced mix of cash and stock-based awards tied to annual and long-term performance

Beginning in 2016, 50% of incentive opportunity tied to annual ROAE, 25% tied to annual individual performance and 25% tied to 3-year TSR; mix of cash (ROAE portion) and stock (TSR and individual performance portion)

✓	Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
✓	Receive advice from independent compensation consultant	Compensation consultant (FPL Associates L.P.) provides no other services to the Company

What We Don’t Do and The Reasons Why
✕	No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
✕	No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
✕	No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
✕	No single-trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)

✕	No hedging transactions permitted	Policy prohibits hedging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Compensation Program Following the Internalization

Overview of Elements of Compensation

Messrs. Lambiase, Colligan, Marria and Yarlagadda, pursuant to their employment agreements, receive compensation primarily in the form of salary plus an incentive award opportunity determined each year that can range from 0% to 150% of the target amount. Each executive’s base salary is fixed for the term of the employment agreement and represents a smaller portion of the total annual compensation allowing us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities.

The incentive award opportunity under these employment agreements is divided into two components: (i) a portion payable in cash and (ii) a portion payable in stock-based awards under our equity compensation plan, including RSUs and performance share units (PSUs). The following table provides an overview of the compensation program beginning in 2016 under these employment agreements:

Overview of Compensation Elements Beginning 2016

Compensation	Description	Objectives
Element
Base Salary	●Fixed cash compensation for the term of each executive’s employment agreement.	●Per employment agreement ●Provides fixed level of cash compensation
Annual Incentive	●50% of the total incentive compensation opportunity for the year, payable in cash –Ranges from 0% to 150% of target, based on achievement against ROAE goals	●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Long-Term Incentives
●25% of total incentive compensation opportunity in the form of a discretionary RSU award
–Based on annual achievement of individual and company goals
–Delivered as RSUs vesting over 3 years
–For 2016 only, as a transitional matter, delivered 2/3 cash and 1/3 as RSUs
●25% of total incentive opportunity in the form of a PSU award
–Ranges from 0% to 150% of target, based on achievement TSR-related goals

●RSUs reward achievement of individual annual goals
●PSUs provides multi-year focus on driving stockholder returns
●Both awards align named executive officers with stockholder interests and encourage retention

Post-Employment Benefits
●Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)
●Severance amounts are not excessive (generally, 1x salary and incentive, even in connection with a termination following a change in control)
●No single-trigger vesting of equity awards upon a change in control
●No 280G or other tax gross-ups

●Per negotiated employment agreements
●Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team
●Change in control provisions ensure that management will be able to fairly assess potential transactions

Other Benefits	●401(k), health care and life insurance programs, same as other non-executive employees ●No executive perquisites	●Competitive with peer companies ●Assists with recruitment and retention

Mr. Kardis, our Chief Legal Officer, was recruited from an outside law firm during 2015 and relocated to New York, and as a result his compensation structure differs from the other executives. Pursuant to his employment agreement, Mr. Kardis receives compensation in the form of (i) salary, (ii) a guaranteed cash bonus equal to 200% of his salary, (iii) a discretionary bonus payable as an RSU award of up to $250,000, and (iv) a long-term incentive equity award in the form of time-vesting RSUs equal to $500,000. This structure was necessary to induce Mr. Kardis to accept employment with us, encourages Mr. Kardis’ retention, aligns his interests with our stockholders and better enables Mr. Kardis to serve in his legal oversight function.

2015 Compensation Design: Transitional Stub Period Post-Internalization

As discussed above, prior to the Internalization in August 2015, we did not employ our named executive officers nor pay them any significant compensation with one exception. In early 2015, the Board of Directors granted restricted stock awards to Messrs. Colligan and Marria as part of a broader grant to the employees of our Manager for outstanding services rendered in 2014. The grant date value of these awards is included as 2015 compensation for Messrs. Colligan and Marria in the Summary Compensation Table.

The compensation design for the remainder of 2015 after the Internalization reflected in the employment agreements differs from the go-forward design beginning in 2016 because the Internalization transaction occurred too late in 2015 to establish meaningful, objective performance goals and was adopted to be consistent with the pay practices of the external manager.

The employment agreements include four key components of compensation for the portion of 2015 after the Internalization: (i) base salary, (ii) a guaranteed bonus, (iii) a discretionary bonus and (iv) a long-term stock award. The following chart sets forth the amount of each element for our named executive officers:

2015 Compensation Elements Per Employment Agreements

Name	Base Salary (annual rate)*	Guaranteed Bonus	Discretionary Bonus	Long-term stock
				award
				(grant date
				value)
Matthew Lambiase	$750,000	$2,329,000	$1,035,000	$776,000
Robert Colligan	$300,000	$928,000	$413,000	$309,000
Mohit Marria	$300,000	$1,041,000	$463,000	$347,000
Choudhary Yarlagadda	$750,000	$1,465,000	$651,000	$488,000
Phillip J. Kardis, II	$750,000	$500,000	N/A	$750,000

* Base Salary applicable to 2016-2018 except for Messrs. Colligan and Marria whose base salaries for 2016-2017 per their employment agreements are $400,000 and $500,000 respectively.

The guaranteed bonuses were awarded on February 16, 2016. The compensation committee granted 100% of the discretionary bonuses to Messrs. Lambiase, Colligan, Marria and Yarlagadda based on their outstanding performance in, among other things, transitioning the Company from externally-managed to internally-managed, completing a successful securitization, and implementing a stock repurchase program. The discretionary bonuses were awarded on February 16, 2016, and consisted of 75% in cash and 25% in RSUs granted under our equity compensation plan, vesting ratably over three years subject to continued employment. The long-term stock awards for 2015 were also granted February 16, 2016 as an RSU award under our equity compensation plan vesting ratable over three years subject to continued employment. The awards for Mr. Kardis were made per the terms of his employment agreement as part of being hired in 2015, as discussed above.

2016-2018 Compensation Design: Focus on Performance-Based Incentive Awards

The compensation design reflected in the employment agreements for 2016-2018, other than for Mr. Kardis, weights the compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock, and balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the employment agreements is appropriately tied to our business strategy and will encourage our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns. See above for a discussion about the compensation arrangements beginning in 2016 for Mr. Kardis under his employment agreement.

In addition to the base salary described above, the 2016-2018 design for Messrs. Lambiase, Colligan, Marria and Yarlagadda includes an incentive award opportunity each year ranging from 0% to 150% of target and broken into three key components:

●	an ROAE bonus payable in cash,
●	a discretionary bonus payable generally in RSUs vesting ratably over three years (with an exception for 2016 described below), and
●	a TSR bonus payable as a PSU award that becomes earned based on TSR results over a 3-year performance period.

The following chart summarizes the 2016-2018 target incentive award and the three components for Messrs. Lambiase, Colligan, Marria and Yarlagadda, each of which are discussed in more detail below:

2016-2018 Incentive Compensation Targets per Employment Agreements

Name	ROAE Bonus	Discretionary Bonus	TSR Bonus	Total target
	(cash)	(RSU award)*	(PSU award)	incentive award**
	(50%)	(25%)	(25%)
Matthew Lambiase	$2,000,000	$1,000,000	$1,000,000	$4,000,000
Robert Colligan	$750,000	$375,000	$375,000	$1,500,000
Mohit Marria	$800,000	$400,000	$400,000	$1,600,000
Choudhary Yarlagadda	$1,350,000	$675,000	$675,000	$2,700,000

*For 2016 only, the discretionary bonus will be awarded 2/3 in cash and 1/3 as an RSU award.
** The total target incentive award is subject to review and potential adjustment by the compensation committee for 2017 and later to take into account the completion of strategic initiatives, such as capital raises and M&A transactions.

ROAE Bonus. The amount of the ROAE bonus is determined each year based on each year’s ROAE results against formulaic targets set by the compensation committee during the first quarter of the year. Results below the threshold goal result in no payment while results at or above the maximum goal result in a payment capped at 150% of the target. The ROAE bonus earned for a year is payable in cash by no later than March 15 of the following year. The compensation committee believes that ROAE is a key financial metric for our company because it measures the efficiency of the earnings achieved against our capital base. Under the employment agreements, ROAE means the Company’s net income for the year divided by its average equity for the year.1

Discretionary Bonus. The amount of the discretionary bonus each year will be based on the compensation committee’s discretionary assessment of the named executive officer’s performance during the year, based on factors established by the compensation committee during the first 90 days of the year and communicated to the executive. After the end of the year, based on the performance assessment, the compensation committee may make an award ranging from 0% to 150% of the target (100% of target in case of Mr. Kardis). Generally, this bonus amount will be delivered as an RSU award granted by March 15 of the following year, vesting ratably over three years subject to the executive’s continued employment. For 2016, however, as a transitional matter, the award will be paid two-thirds in cash and one-third as an RSU award. The compensation committee believes that the discretionary bonus allows the compensation committee to take into account performance goals that may not be easily quantifiable and that can be adjusted from year-to-year, thereby preserving and element of flexibility as we transition to an internally managed business model. To the extent awarded as RSUs, the bonus should encourage retention and align the interests of the named executive officers with our stockholders.

TSR Bonus. The TSR bonus is provided as an award of PSUs under our equity compensation plan granted early in the applicable year, with TSR (including dividends) measured over a three-year performance period. The target number of PSUs granted will be based on the target value of the award and our stock price on the first business day of the performance period. The actual number of PSUs earned is based on our TSR performance for the performance period relative to the TSR performance of the companies included in the NAREIT FTSE Mortgage Home Financing index.

PSUs are payable by delivery of one share of our common stock for each PSU earned, payable by March 15 following the end of the performance period. The compensation committee believes using annual grants of PSUs, each grant with a TSR-related performance goal, will focus Messrs. Lambiase, Colligan, Marria, and Yarlagadda on generating an appropriate level of long-term stockholder returns. Each of these named executive officers generally must remain employed with us for the full performance period to earn the PSU, also encouraging retention.

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total stockholder return. The compensation committee

1 For this purpose, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each month during the applicable performance period. Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Governance of Our Executive Compensation Program

Compensation Committee Provides Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the employment agreements, and actions on compensation under the employment agreements, are under the primary direction of the compensation committee.

Under our executive compensation philosophy, we provide compensation in the forms and at levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

In 2015, the compensation committee engaged FPL Associates L.P. (“FPL”) to advise the compensation committee on alternatives for the post-Internalization executive compensation design. As part of this assignment, FPL reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled alternative incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FPL provides no other services to the Company. In addition, in 2016, we engaged Willis Towers Watson (“Willis”) to evaluate the structure of the executive incentive program. As part of this process, the compensation committee reviewed market information on peer company practices, analyses and design recommendations provided by Willis and had FPL review the design recommendations. Willis was retained by us, not by the compensation committee.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In connection with establishing the post-Internalization executive compensation design, the compensation committee (with the assistance of FPL) reviewed compensation levels and practices at the following group of internally managed publicly traded companies with a comparable focus on real estate-related debt investments:

American Capital, Ltd.	New York Mortgage Trust, Inc.
Arlington Asset Investment Corp.	NewStar Financial, Inc.
Capstead Mortgage Corporation	Ocwen Financial Corporation
CYS Investments, Inc.	PennyMac Financial Services, Inc.
Dynex Capital, Inc.	Radian Group, Inc.
iStar Financial, Inc.	RAIT Financial Trust
MFA Financial, Inc.	Redwood Trust, Inc.
MGIC Investment Corp.	Walker & Dunlop, Inc.
Nationstar Mortgage Holdings, Inc.	Walter Investment Management Corp.

In selecting this peer group, the compensation committee considered the relative size of our company compared to the peer companies, based on both equity market capitalization and total capitalization. On these bases measured in 2015, the company is in the top quartile of the peer group in size. The compensation committee has not currently adopted a policy to formally benchmark compensation levels against the peer group. Instead, the compensation committee used peer group information solely to better understand general market practices, alternative approaches to incentive compensation designs and executive compensation trends.

Consideration of 2015 Say-on-Pay Vote

At our 2015 annual meeting, our stockholders voted approximately 95% in favor of our executive compensation program. The compensation committee has considered the results of the 2015 say-on-pay vote and believes that the significant support of our stockholders in this vote reflects support for our approach to executive compensation and the changes implemented in connection with the Internalization. The compensation committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our go-forward design includes appropriate features intended to limit the risk of excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 150% of target, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Other Features and Policies

Share Ownership Guidelines

Per the employment agreements, each named executive officer is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally applicable to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide for pension plans, supplemental retirement plans or deferred compensation plans for our named executive officers.

All of our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Compensation Recovery (Clawback) Policy

As required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, our CEO and CFO would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12 month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act once final rules have been adopted.

Severance Protection under the Employment Agreements

Each employment agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of the severance benefits depends on whether the involuntary termination occurs within 24 months following a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. The following briefly summarizes the severance benefits provided in case of a qualifying termination. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

●

Termination without cause / for good reason other than within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason other than within 24 months following a change in control of the Company, the executive will be entitled to: (i) a severance payment equal to one times the sum of his base salary and his three-year (or shorter) average annual bonuses, payable in 12 equal monthly installments (the “Severance Amount”); (ii) 12 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards; (iv) continued vesting potential of the PSUs granted in connection with the TSR portion of his annual bonus; (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

●

Termination without cause / for good reason within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason within 24 months following a change in control of the Company, the executive will be entitled to (i) a lump sum payment equal to the Severance Amount, (ii) 18 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards (including the PSUs granted in connection with the TSR portion of his annual bonus, which will be converted into time-based RSUs upon a change in control based on the Company’s TSR through such change in control); (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

The employment agreements also include a 90-day advanced notice requirement in order for the executive to resign and certain post-employment covenants, including customary non-solicitation and non-competition covenants for twelve months post-employment and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team as we convert to an internally managed business model. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation (i.e., 1x salary and average bonus), (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

RSU and PSU awards are granted at a regularly-scheduled compensation committee meeting, generally during the first quarter of each year. Awards are generally effective on the date of the meeting at which they were approved. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the compensation committee considers this Section 162(m) exception; however, the compensation committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the compensation committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul A. Keenan, Chair
John P. Reilly
Gerard Creagh

Summary Compensation Table

From our inception through 2014, we did not provide any of our executive officers with any cash compensation or bonus, nor have we provided any executive officers with pension benefits or nonqualified deferred compensation plans. We granted shares of restricted stock to our named executive officers during the year ended December 31, 2008, but until February 2015 when we granted certain executive officers restricted stock unit (RSU) awards, we had not granted any restricted stock or option awards since such time. Prior to Internalization, we had not entered into any employment agreements with any persons, nor were we obligated to make any cash payments upon termination of employment or a change in control of us. For a discussion of employment agreements that we entered into with certain of our named executive officers in connection with the Internalization, see “Compensation Discussion and Analysis.”

We did not pay any compensation to our named executive officers during the periods ended December 31, 2013 and December 31, 2014.

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2015, 2014, and 2013, to our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2015.

							Change in
							Pension
							Value and
							Nonqual-
						Non-	ified
						Equity	Deferred
						Incentive	Comp-	All
				Stock	Option	Plan	ensation	Other
Name and		Salary		Awards	Awards	Compen-	Earnings	Compensation	Total
Principal Position	Year	(1)	Bonus	($)	($)(2)	sation($)	($)	($)(2)	($)
Matthew Lambiase	2015	$303,846	$3,105,250	$0	$0	$0	$0	$10,953	$3,420,049
Chief Executive Officer,	2014	$0	$0	$0	$0	$0	$0	$0	$0
President and Director	2013	$0	$0	$0	$0	$0	$0	$0	$0

Robert Colligan	2015	$121,538	$1,237,750	$600,000*	$0	$0	$0	$17,899	$1,977,187
Chief Financial Officer	2014	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0

Choudhary Yarlagadda	2015	$303,846	$1,953,250	$0	$0	$0	$0	$21,372	$2,278,468
Chief Operating Officer	2014	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0

Mohit Marria	2015	$121,538	$1,388,250	$250,000*	$0	$0	$0	$13,801	$1,773,589
Chief Investment Officer	2014	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0

Phillip J. Kardis II	2015	$250,000	$500,000	$0	$0	$0	$0	$281,874**	$1,031,874
Chief Legal Officer,	2014	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Secretary	2013	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The amounts shown in this column reflect the pro-rated portion of the salary for each named executed officer for the period from August 5, 2015 to December 31, 2015, except that the amount for Mr. Kardis reflects the pro-rated portion of his salary for the period from September 1, 2015 to December 31, 2015.
(2)	The amounts shown in this column reflect for each named executive officer:

●	matching contributions of up to 6% of each named executive officer’s base salary were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan.
●	the premiums associated with health care and term life insurances that we provide to our named executive officers.
* In 2015, the Board of Directors granted stock awards to Mr. Colligan and Mr. Marria as employees of our Manager for outstanding services rendered in 2014.

** “All Other Compensation” for Mr. Kardis also includes relocation expense of $135,680.00 and gross-up reimbursement of $137,020.

Grants of Plan Based Awards in 2015

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2015.

All Other
Stock Awards:
			Number of	Grant Date
			Shares of	Fair Value of
			Stock	Stock Awards
Name	Type of Award(1)	Grant Date	(#)(2)	($)
Matthew Lambiase	-	-	-	-
Robert Colligan	RS	2/2/2015	39,088	600,000
Choudhary Yarlagadda	-	-	-	-
Mohit Marria	RS	2/2/2015	16,287	250,000
Phillip J. Kardis II	-	-	-	-

(1)	Type of Award: RS = Restricted shares of common stock.
(2)	For each of Mr. Colligan and Mr. Marria, 33% of the stock awards vested on the February 2, 2015, 33% vested on February 2, 2016 and 34% will vest on February 2, 2017. These awards were granted to Mr. Colligan and Mr. Marria before the Internalization as part of a grant by the Company of shares of restricted stock to the employees of our Manager for outstanding services rendered in 2014.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2015.

Stock Awards

	Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock
Name	Have Not Vested(#)(1)	That Have Not Vested($)(2)
Matthew Lambiase	3,600	49,104
Robert Colligan	26,188	357,204
Choudhary Yarlagadda	-	-
Mohit Marria	11,712	159,746
Phillip J. Kardis II	-	-

(1)	Reflects a restricted stock award granted to Mr. Lambiase and Mr. Marria on January 2, 2008, which vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning January 2, 2008 and a restricted stock grant to Mr. Colligan and Mr. Marria on February 2, 2015 of which 33% vested on the grant date, 33% vested on February 2, 2016 and 34% will vest on February 2, 2017.
(2)	Reflects fair value of unvested shares using December 31, 2015 closing price of $13.64.

Stock Vested in 2015

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the calendar year 2015.

Stock Awards

	Number of Shares Acquired on
Name	Vesting(1) (#)	Value Realized on Vesting(2) ($)
Matthew Lambiase	1,800	26,933
Robert Colligan	12,900	198,015
Choudhary Yarlagadda	-	-
Mohit Marria	5,775	88,491
Phillip J. Kardis II	-	-

(1)

Reflects a restricted stock award granted to Mr. Lambiase and Mr. Marria on January 2, 2008, which vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning January 2, 2008 and a restricted stock grant to Mr. Colligan and Mr. Marria on February 2, 2015 of which 33% vested on the grant date, 33% vested on February 2, 2016 and 34% will vest on February 2, 2017.

(2)	Reflects fair value of vested shares using closing price on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2015 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate is the 401(k) Plan.

Nonqualified Deferred Compensation

As of December 31, 2015, we did not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a named executive officer under his respective current employment agreement assuming such person’s employment had terminated at the close of business on December 31, 2015, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers, as the case may be, gave notice of its or his intention not to renew the executive’s respective employment agreement with the Company for 2016.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2015 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled RSUs or PSUs, or the employer 401(k) matches for the named executive officers).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Annual Bonus,” “Average Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” “TSR Bonus” and “2015 Equity Award” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: Matthew Lambiase:

			Termination
			Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	4,114,000	-	4,114,000
Representative or Estate
Value of Accelerated	49,104	49,104	49,104	-	49,104
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	15,701	15,701	10,467	-	15,701
Total Value of
Incremental Benefits	64,805	64,805	4,173,571	-	4,178,805

Potential Payments upon Termination of Employment/CIC: Robert Colligan:

			Termination
			Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	1,741,000	-	1,741,000
Representative or
Estate
Value of Accelerated	357,204	357,204	357,204	-	357,204
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	405,111	405,111	2,130,142	-	2,146,111

Potential Payments upon Termination of Employment/CIC: Choudhary Yarlagadda:

			Termination
			Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	2,866,000	-	2,866,000
Representative or
Estate
Value of Accelerated	-	-	-	-	-
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	47,907	47,907	2,897,938	-	2,913,907

Potential Payments upon Termination of Employment/CIC: Mohit Marria:

			Termination
			Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	2,004,000	-	2,004,000
Representative or
Estate
Value of Accelerated	159,746	159,746	159,746	-	159,746
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	32,157	32,157	21,438	-	32,157
Total Value of
Incremental Benefits	191,904	191,904	2,185,184	-	2,195,904

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

			Termination
			Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	1,250,000	-	1,250,000
Representative or
Estate
Value of Accelerated	-	-	-	-	-
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	47,907	47,907	1,281,938	-	1,297,907

* For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $13.64 per share, the closing price of our stock on December 31, 2015. For purposes of these tables, we have assumed that the performance metrics with respect to the PSUs have been achieved.

(a) Death and Disability

The following incremental benefits would be paid to a named executive officer or his estate or legal representative in the event of his death or Disability:

(i) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus; (ii) immediate full vesting of the 2015 Equity Award; and, (iii) solely in the case of a termination of such named executive officer’s employment by reason of Disability, continuing vesting of any outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For Mr. Kardis, the amount represents the aggregate value resulting from the (i) immediate full vesting of any outstanding equity-based compensation previously granted and (ii) immediate full vesting of any outstanding equity award previously granted.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18 month period following the named executive officer’s termination of employment.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he is terminated without Cause or by such named executive officer for Good Reason other than within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination; provided that, in the case of a termination occurring prior to the payment of the 2015 Annual Bonuses, the Average Bonus will be deemed to equal (i) $3,364,000 for Mr. Lambiase; (ii) $1,341,000 for Mr. Colligan; (iii) $2,116,000 for Mr. Yarlagadda; (iv) $1,504,000 for Mr. Marria and (v) $500,000 for Mr. Kardis.

(ii) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) continuing vesting of outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of applicable performance goals and the applicable award agreement; and (iii) the immediate full vesting of the 2015 Equity Award.

For Mr. Kardis, the amount represents the aggregate value resulting from the (i) immediate full vesting of any outstanding equity-based compensation previously granted and (ii) immediate full vesting of any outstanding equity award previously granted.

For purposes of these tables, we have assumed that the performance metric with respect to the PSUs have been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 12 month period following the named executive officer’s termination of employment.

(c) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of the termination of such named executive officer’s employment by the Company other than for Cause or such named executive officer’s resignation of his employment for Good Reason (other than Disability) within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination; provided that, in the case of a termination occurring prior to the payment of the 2015 Annual Bonuses, the Average Bonus will be deemed to equal (i) $3,364,000 for Mr. Lambiase; (ii) $1,341,000 for Mr. Colligan; (iii) $2,116,000 for Mr. Yarlagadda; (iv) $1,504,000 for Mr. Marria and (v) $500,000 for Mr. Kardis.

(ii) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) continuing vesting of outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of applicable performance goals and the applicable award agreement; and (iii) a pro-rata portion of the ROAE Bonus and the Discretionary Bonus he would have earned for the year of termination based on the Company’s ROAE and other applicable performance metrics for such year, payable at the time such ROAE Bonus and Discretionary Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

For Mr. Kardis, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted stock, RSUs and stock options previously granted and (ii) a pro-rata portion of the Guaranteed Annual Bonus and Discretionary Annual Bonus payable for the year of termination when the Company pays bonuses to its employees generally, but no later than March 15 of the immediately following year.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18 month period following the named executive officer’s termination of employment.

For a discussion of employment agreements that we executed with certain of our named executive officers in connection with the Internalization in August 2015, including provisions related to change of control payments, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must not breach any of the covenants in the employment agreements that include confidentiality and non-disparagement provisions, and during-employment and 12-month post-employment non-compete/non-solicitation restrictions.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2015 concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants,	Under Equity
Plan Category	Warrants, and Rights	and Rights	Compensation Plans
Equity Compensation Plans Approved
by Stockholders	-	-	7 ,432,548
Equity Compensation Plans Not
Approved by Stockholders (1)	-	-	-
Total	-	-	7 ,432,548

(1)	We do not have any equity plans that have not been approved by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Messrs. Keenan (Chair), Reilly and Creagh. None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

COMPENSATION OF DIRECTORS

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who was also an employee of our Manager prior to the Internalization, and an employee of ours following the Internalization, is not considered independent under the NYSE listing standards and did not (nor will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FPL Associates L.P., a nationally-recognized compensation consulting firm (“FPL”), reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

Based upon the recommendations of FPL and our compensation committee’s review of FPL’s analysis, our compensation committee recommended to our full Board of Directors, and our Board of Directors approved, the following compensation arrangements offered to our independent directors, effective for the 2015 calendar year: (i) a cash retainer of $100,000 (which the independent directors may elect to receive in shares of our common stock in lieu of cash), (ii) an annual equity grant of $100,000, (iii) a non-executive Chairperson of the Board of Directors retainer of $50,000; (iv) an Audit Committee Chairperson retainer of $25,000, (v) a Compensation Committee Chairperson retainer of $20,000, (vi) a Nominating and Corporate Governance Committee Chairperson retainer of $15,000, and (vii) a Risk Committee Chairperson retainer of $15,000. In addition, in connection with the Internalization, the Chairperson of the steering committee received a one-time equity grant of $75,000 and the other members of the steering committee received a one-time equity grant of $50,000.

We also reimburse our directors for their travel expenses incurred in connection with their attendance at full Board of Director and committee meetings. Our independent directors are eligible to receive restricted common stock, options and other stock-based awards under our equity incentive plan.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

2015 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2015.

	Fees Earned or
Name	Paid in Cash($)	Stock Awards($)(2)	Total($)
Mark Abrams	115,000	150,000	265,000
Gerard Creagh	100,000	175,000	275,000
Paul Donlin	165,000	150,000	315,000
Paul A. Keenan (1)	–	220,000	220,000
Dennis M. Mahoney	125,000	100,000	225,000
John P. Reilly	100,000	100,000	200,000

(1)	Elected to receive common stock in lieu of cash payment for Board of Director fees of $120,000 earned during 2015. The granting of such shares of common stock in lieu of cash payment was deferred until the Company became current in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
(2)	For amounts under the column “Stock Awards,” we disclose the expenses associated with the award measured in dollars and calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

The Management Agreement and Matters Related to the Internalization

We entered into a management agreement with our Manager, which provided for an initial term through December 31, 2010 with an automatic one-year extension option, subject to certain termination rights. Effective November 28, 2012, the management fee was reduced from 1.50% to 0.75% per annum of gross stockholders’ equity, which remained in effect until we were current on all of our filings required under applicable securities laws due to the restatement of our financial statements for the period covering 2008 through 2011. On August 8, 2014, the management agreement was amended and restated. Effective August 8, 2014, the management fee was increased to 1.20% of gross stockholders’ equity. As a result, for the year ended December 31, 2015 our Manager earned a management fee of $24 million.

We also paid our Manager approximately $900 thousand for the year ended December 31, 2015, which was our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Annaly and the Company agreed to terminate the management agreement between our Manager and the Company effective August 5, 2015. Effective upon the termination of the management agreement, the Company became internally managed. In connection with the Internalization, the Company entered into a transition services agreement with our Manager to continue to provide the Company with certain transition services related to business support through the end of 2015. No termination fee was paid by us in connection with the Internalization.

Also in connection with the Internalization, on August 5, 2015, we entered into a share repurchase agreement (the “Share Repurchase Agreement”) with Annaly. Pursuant to the terms of the Share Repurchase Agreement, we agreed to purchase all of the shares of our common stock owned by Annaly for an aggregate purchase price of $126 million.

Restricted Stock Grants

We granted 260,200 shares of restricted stock to employees of FIDAC and its affiliates and members of our Board of Directors on January 2, 2008. On February 2, 2015 we granted 84,700 shares of restricted stock to employees of FIDAC. At December 31, 2015 and December 31, 2014, there were approximately 71,000 and 39,400 unvested shares of restricted stock issued to our employees, respectively.

Clearing Fees

We had also been party to an administrative services agreement (the “Administrative Services Agreement”) with RCap Securities, Inc. (“RCap”), a sister company of FIDAC, pursuant to which RCap provided trade clearing and brokerage services to us from time to time. In furtherance of the completion of the Internalization, the Administrative Services Agreement was terminated without the payment of any termination fee.

Other Relationships

James Zurovchak, a Vice President of our former Manager’s parent, Annaly, is the son-in-law of Dennis Mahoney, one of our Directors. As of August 5, 2015, the date of the Internalization, this relationship was no longer in effect.

Approval of Related Person Transactions

Our Code of Business Conduct and Ethics (the “Code”) requires all of our personnel to be scrupulous in avoiding a conflict of interest with regard to our interests. The Code prohibits us from entering into a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee that has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that Mr. Mahoney is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. In 2015, the Committee met 4 times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP, or Ernst and Young, our independent auditors for 2015.

The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 and 18.

The audit committee has received from Ernst & Young the written statements required by PCAOB Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young LLP’s independence with Ernst & Young, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form

10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the year ending December 31, 2016.

The foregoing report has been furnished by the current members of the audit committee:

Dennis M. Mahoney, Chair
Mark Abrams
Gerard Creagh

PROPOSAL 2 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating/corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2015 Annual Meeting of Stockholders, 95% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2015 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2015 and 2014 for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees incurred by Ernst & Young for audits and reviews of our 2015 financial statements were approximately $3 million. The aggregate fees incurred by Ernst & Young for the audit of the Company’s internal control over financial reporting were approximately $1 million for 2015. The aggregate fees incurred by Ernst & Young for audits and reviews of our 2014 financial statements were approximately $4 million. The aggregate fees incurred by Ernst & Young for the audit of the Company’s internal control over financial reporting were approximately $1 million for 2014.

Tax Fees: The aggregate fees billed by Ernst & Young for tax services for 2015 were $108 thousand. The aggregate fees billed by Ernst & Young for tax services for 2014 were $82 thousand.

All Other Fees: Other fees billed by Ernst & Young during 2015 were $45,000 related to the review of a securitization deal. Ernst & Young did not perform any other kinds of services for us during 2015 or 2014.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and also required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all of the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

ADDITIONAL MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

We believe that, based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2015, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 8, 2016 a copy of our annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. You should address your request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal at our 2017 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 21, 2016.

In addition, pursuant to our current bylaws, any stockholder proposal for consideration at the 2017 annual meeting submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, will be untimely unless it is received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 21, 2016 and 5:00 p.m. Eastern Time on December 21, 2016, based on the date this year’s proxy statement of April 20, 2016).

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 and, to the extent applicable, must include the information required by our current bylaws.

Other Matters

As of the date of this proxy statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

2016 ANNUAL MEETING OF STOCKHOLDERS
RESERVATION REQUEST FORM

If you wish to view Chimera Investment Corporation’s 2016 Annual Meeting of Stockholders webcast at the offices of Venable LLP (located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202), please complete the following information and return to Phillip J. Kardis II, Chief Legal Officer and Corporate Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022. Please note that no members of management or of the Board of Directors will be present at Venable LLP’s offices.

Your name and address:

Number of Shares of CIM
Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:
(Name of Your Bank, Broker or Other Nominee)

THIS IS NOT A PROXY CARD

CHIMERA INVESTMENT CORPORATION
ATTN: ROBERT COLLIGAN
520 MADISON AVENUE
32ND FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CIM2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E06158-P77419	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CHIMERA INVESTMENT CORPORATION
The Board of Directors recommends you vote FOR all nominees and FOR proposals 2 and 3.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	John P. Reilly	☐	☐	☐
	1b.	Matthew Lambiase	☐	☐	☐	For	Against	Abstain
2.	The proposal to approve a non-binding advisory resolution on executive compensation.					☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year.					☐	☐	☐
NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E06159-P77419

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 7, 2016

The undersigned hereby authorizes and appoints Matthew Lambiase and Robert Colligan, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of common stock, par value $0.01 per share, of Chimera Investment Corporation, a Maryland Corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via a live webcast, commencing at 1:00 p.m., New York time, on Tuesday, June 7, 2016 and at any postponement or adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference herein, and revokes any proxy heretofore given with respect to such meeting.

When properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein. If the proxy is executed but no such direction is made, the votes entitled to be cast by the undersigned will be cast "FOR" all director nominees, and "FOR" proposals 2 and 3 in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side